Exhibit 99.2

Consent of BofA Securities, Inc.

November 1, 2021

The Board of Directors

Kansas City Southern

427 West 12th Street

Kansas City, Missouri

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated September 15, 2021, to the Board of Directors of Kansas City Southern (“KCS”) as Annex C to, and reference to such opinion letter under the headings “Summary—Opinions of KCS’s Financial Advisors—Opinion of BofA Securities” and “The KCS Merger Proposal—Opinions of KCS’s Financial Advisors—Opinion of BofA Securities” in, the joint proxy statement/prospectus relating to the proposed merger involving KCS, Canadian Pacific Railway Limited, Cygnus Merger Sub 1 Corporation and Cygnus Merger Sub 2 Corporation, which joint proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form F-4 of Canadian Pacific Railway Limited (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ BofA Securities, Inc.

BOFA SECURITIES, INC.